www.aviatnetworks.com

Aviat Networks Announces Fiscal 2021 Fourth Quarter and Full Year Financial Results

Fiscal 2021 Fourth Quarter Total Revenue of $71.7 million; Up 14.4% Year-Over-Year
Fiscal 2021 Total Revenue of $274.9 million, Up 15.2% Year-Over-Year and Exceeded Guidance of $255-$265 million
Fiscal 2021 Fourth Quarter Adjusted EBITDA of $7.0 million; Up $1.4 million Year-Over-Year
Fiscal 2021 Adjusted EBITDA of $32.8 million, Up $19.3 million Year-Over-Year and Exceeded Guidance of $28-31 million

AUSTIN, Texas, August 25, 2021 -- Aviat Networks, Inc. (“Aviat Networks,” “Aviat,” or the “Company”), (NASDAQ: AVNW), the leading expert in wireless transport solutions, today reported financial results for its fiscal 2021 fourth quarter and full year ended July 2, 2021.

Fourth Quarter Highlights

•Company continues to execute on key long-term strategic objectives resulting in continued year-over-year increase in quarterly revenues and Adjusted EBITDA.
•Solid balance sheet and liquidity helps position the Company to execute on long-term plans.
Fourth Quarter Financial Highlights

•Total Revenues: $71.7 million, +14.4% from same quarter last year
◦North America: $46.4 million, +21.4% from same quarter last year
◦International: $25.3 million, +3.5% from same quarter last year
•GAAP Results: Gross Margin 36.1%; Operating Expenses $22.1 million; Operating Income $3.7 million, Net Income $2.8 million; Net Income per diluted share (“Net Income per share”) $0.24
•Non-GAAP Results: Adjusted EBITDA $7.0 million; Gross Margin 36.2%; Operating Expenses $20.4 million; Operating Income $5.6 million; Net Income $5.3 million; Net Income per share $0.45
•Net Cash: $47.9 million, +$2.1 million from prior sequential quarter; No loans outstanding at year end
“This was a successful quarter and fiscal year for Aviat,” said Peter Smith, President and Chief Executive Officer of Aviat. “We continued to execute on our key long-term focus areas of sales growth, margin expansion, expense reductions and meaningful bottom-line improvements. We continue to demonstrate Aviat’s differentiated solutions for 5G, Private Networks and Rural Broadband, capturing share of demand and demonstrating the superiority of our offering.”

Mr. Smith continued, “During fiscal 2021, we had wins with Dish Network Corporation, which will help drive our revenue growth starting in fiscal 2022. We have also increased our share of demand in Rural Broadband with wins from internet service providers such as Nextlink, LTD Broadband and Union Wireless, which are expected to benefit from government funding, including the $9 billion 5G Fund for Rural America and the $20 billion Rural Digital Opportunity Fund. As an American company, Aviat is proud to deliver broadband connectivity to rural America, enabling economic, social, healthcare, and educational opportunities for all Americans.”

Fiscal 2021 Fourth Quarter and Full Year Comparisons

Revenues
The Company reported total revenues of $71.7 million for its fiscal 2021 fourth quarter, compared to $62.7 million in the comparable fiscal 2020 period, an increase of $9.0 million or 14.4%. North America revenue of $46.4 million increased by $8.2 million or 21.4%, compared to $38.2 million in the comparable fiscal 2020 period. International revenue of $25.3 million increased by $0.9 million or 3.5%,compared to $24.4 million in the comparable fiscal 2020 period.

For the year ended July 2, 2021, the Company reported total revenues of $274.9 million, as compared to $238.6 million in the comparable fiscal 2020 period. North America revenue of $183.1 million increased by $31.4 million or 20.7%, as compared to $151.7 million in the comparable fiscal 2020 period. International revenue of $91.8 million for the fiscal 2021 period increased by $4.9 million or 5.6%, as compared to $86.9 million in the comparable fiscal 2020 period.

Gross Margins
In the fiscal 2021 fourth quarter, the Company reported GAAP gross margin of 36.1% and non-GAAP gross margin of 36.2%. This compares to GAAP gross margin of 34.9% and non-GAAP gross margin of 34.9% in the comparable fiscal 2020 period, an improvement of 120 and 130 basis points, respectively.

For the year ended July 2, 2021, the Company reported GAAP gross margin of 37.3%% and non-GAAP gross margin of 37.5%. This compares to GAAP gross margin of 35.5% and non-GAAP gross margin of 35.6% in the comparable fiscal 2020 period, an improvement of 180 and 190 basis points, respectively.

Operating Expenses
GAAP total operating expenses for the fiscal 2021 fourth quarter were $22.1 million, compared to $19.7 million in the comparable fiscal 2020 period, an increase of $2.4 million or 12.2%. Non-GAAP total operating expenses, which exclude the impact of restructuring charges and share-based compensation, were $20.4 million for the fiscal 2021 fourth quarter compared to $17.5 million for the comparable fiscal 2020 period, an increase of $2.8 million or 16.2% due to reinvesting of restructuring savings in growth related initiatives.

The Company reported GAAP total operating expenses for the fiscal year ended July 2, 2021 of $80.4 million, as compared to $81.3 million in the comparable fiscal 2020 period, a decrease of $0.9 million or 1.1%. On a non-GAAP basis, excluding the impact of restructuring charges and share-based compensation, total operating expenses for the fiscal year ended July 2, 2021 were $75.6 million, as compared to $75.8 million in the comparable fiscal 2020 period.

Operating Income
The Company reported GAAP operating income of $3.7 million for the fiscal 2021 fourth quarter, compared to $2.1 million in the comparable fiscal 2020 period. On a non-GAAP basis, the Company reported operating income of $5.6 million for the fiscal 2021 fourth quarter, compared to $4.4 million in the comparable fiscal 2020 period.

For the fiscal year ended July 2, 2021, the Company reported $22.2 million in GAAP operating income, as compared to $3.4 million in the comparable fiscal 2020 period. On a non-GAAP basis, the Company reported operating income of $27.4 million in fiscal year 2021, compared to $9.1 million in the comparable fiscal 2020 period.

Income Taxes
The Company reported a GAAP income tax expense of $0.9 million in the fiscal 2021 fourth quarter, compared to $1.0 million in the comparable fiscal 2020 period. For the fiscal year ended July 2, 2021, the Company recorded $87.7 million in GAAP income tax benefit primarily due to the release of $92.2 million in U.S. valuation allowance during fiscal 2021 third quarter, as the Company anticipates on a more-likely-than-not basis that its U.S. operations will have sufficient profits to utilize the deferred tax assets in the foreseeable future. On a non-GAAP basis, the Company will continue to report cash taxes paid in its foreign jurisdictions under the respective transfer pricing agreements.

Net Income / Net Income Per Share
The Company reported GAAP net income of $2.8 million in the fiscal 2021 fourth quarter or GAAP net income per share of $0.24. This compared to GAAP net income of $1.1 million or GAAP net income per share of $0.10 in the comparable fiscal 2020 period. On a non-GAAP basis, the Company reported net income of $5.3 million or a non-GAAP net income per share of $0.45 in the fiscal 2021 fourth quarter, compared to a non-GAAP net income of $4.1 million or non-GAAP net income per share of $0.38 in the comparable fiscal 2020 period.

The Company reported GAAP net income of $110.1 million for the fiscal year ended July 2, 2021, or GAAP net income per share of $9.42. GAAP net income in fiscal 2021 was favorably impacted by a release of US valuation allowance of $92.2 million during the fiscal 2021 third quarter. This compared to GAAP net income of $0.3 million or GAAP net income per share of $0.02 in the comparable fiscal 2020 period. On a non-GAAP basis, the Company reported net income of $26.4 million or net income per share of $2.26 in the fiscal year ended July 2, 2021, as compared to non-GAAP net income of $8.2 million or net income per share of $0.75 in the comparable fiscal 2020 period.

On April 7, 2021, we effected a two-for-one split in the form of a stock dividend to shareholders of record as of April 1, 2021. Common stock, Additional paid-in-capital, and per share for all periods presented have been retrospectively reclassified to reflect the two-for-one stock split in the form of a stock dividend.

Adjusted EBITDA
Adjusted earnings before interest, tax, depreciation and amortization (“Adjusted EBITDA”) for the fiscal 2021 fourth quarter was $7.0 million, compared to $5.5 million in the comparable fiscal 2020 period, a year-over-year improvement of $1.4 million.

For the fiscal 2021 year ended period, the Company reported Adjusted EBITDA of $32.8 million, as compared to $13.5 million in the comparable fiscal 2020 period, a year-over-year improvement of $19.3 million.

Balance Sheet Highlights
The Company reported net cash and cash equivalents as of $47.9 million as of July 2, 2021, compared to $45.8 million as of April 2, 2021 and $32.6 million as of July 3, 2020. The Company has no loans outstanding.
Fiscal Year 2022 Financial Outlook
The Company currently anticipate Revenues for fiscal 2022 to be in the range of $283 million to $293 million, and Adjusted EBITDA to be in the range of $35 million to $38 million. This outlook is based on the current supply chain environment.

Conference Call Details
Aviat Networks will host a conference call at 5:00 p.m. Eastern Time (ET) today, August 25, 2021, to discuss its financial and operational results for the fiscal 2021 fourth quarter. Participating on the call will be Peter Smith, President and Chief Executive Officer; Eric Chang, Chief Financial Officer; and Keith Fanneron, Vice President Global Finance and Investor Relations. Following management's remarks, there will be a question and answer period.

To listen to the live conference call, please dial toll-free (US/CAN) 866-465-7577 or toll-free (INTL) 786-815-8431, conference ID: 8999717. We ask that you dial-in approximately 10 minutes prior to the start time. Additionally, participants are invited to listen via webcast, which will be broadcast live and via replay approximately two hours after the call is completed at http://investors.aviatnetworks.com/events-and-presentations/events.

About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold in 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high-performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including Aviat’s beliefs and expectations regarding business conditions, supply chain environment, new product solutions, customer positioning, revenue, future orders, bookings, new contracts, cost structure, operating income, profitability and financial outlook for fiscal year 2022. All statements, trend analyses and other information contained herein regarding the foregoing beliefs and expectations, as well as about the markets for the services and products of Aviat and trends in revenue, and other statements identified by the use of forward-looking terminology, including "anticipate," "believe," "plan," "estimate," "expect," "goal," "will," "see," "continue," "delivering," "view," and "intend," or the negative of these terms or other similar expressions, constitute forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, forward-looking statements are based on estimates reflecting the current beliefs, expectations and assumptions of the senior management of Aviat regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•the impact of COVID-19 on our business, operations and cash flows;
•continued price and margin erosion as a result of increased competition in the microwave transmission industry;
•the impact of the volume, timing, and customer, product, and geographic mix of our product orders;
•our ability to meet financial covenant requirements which could impact, among other things, our liquidity;
•the timing of our receipt of payment for products or services from our customers;
•our ability to meet projected new product development dates or anticipated cost reductions of new products;
•our suppliers’ inability to perform and deliver on time as a result of their financial condition, component shortages, the effects of COVID-19 or other supply chain constraints;
•customer acceptance of new products;
•the ability of our subcontractors to timely perform;
•weakness in the global economy affecting customer spending;
•retention of our key personnel;
•our ability to manage and maintain key customer relationships;
•uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;
•our failure to protect our intellectual property rights or defend against intellectual property infringement claims by others;
•the results of our restructuring efforts;
•the ability to preserve and use our net operating loss carryforwards;
•the effects of currency and interest rate risks;
•the effects of current and future government regulations, including the effects of current restrictions on various commercial and economic activities in response to the COVID-19 pandemic;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States and other countries where we conduct business;

•the conduct of unethical business practices in developing countries;
•the impact of political turmoil in countries where we have significant business;
•the impact of tariffs, the adoption of trade restrictions affecting our products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; and
•our ability to implement our stock repurchase program or that it will enhance long-term stockholder value.

For more information regarding the risks and uncertainties for Aviat’s business, see "Risk Factors" in Aviat’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission ("SEC") on August 25, 2021 as well as other reports filed by Aviat with the SEC from time to time. Aviat undertakes no obligation to update publicly any forward-looking statement, whether written or oral, for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Investor Relations:
Keith Fanneron
Vice President Global Finance & Investor Relations
Phone: (408) 941-7128
Email: keith.fanneron@aviatnet.com

Table 1
AVIAT NETWORKS, INC.
Fiscal Year 2021 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020
Revenues:
Revenue from product sales	$49,386	$42,117	$185,787	$153,793
Revenue from services	22,300	20,535	89,124	84,849
Total revenues	71,686	62,652	274,911	238,642
Cost of revenues:
Cost of product sales	31,232	26,855	113,055	95,321
Cost of services	14,575	13,937	59,241	58,625
Total cost of revenues	45,807	40,792	172,296	153,946
Gross margin	25,879	21,860	102,615	84,696
Operating expenses:
Research and development expenses	6,269	4,215	21,810	19,284
Selling and administrative expenses	14,769	13,651	56,324	57,985
Restructuring charges	1,109	1,874	2,271	4,049
Total operating expenses	22,147	19,740	80,405	81,318
Operating income	3,732	2,120	22,210	3,378
Interest income	29	67	230	385
Interest expense	—	(31)	—	(54)
Income before income taxes	3,761	2,156	22,440	3,709
Provision for (benefit from) income taxes	930	1,013	(87,699)	3,452
Net income	$2,831	$1,143	$110,139	$257

Net income per share of common stock outstanding:
Basic	$0.25	$0.11	$9.98	$0.02
Diluted	$0.24	$0.10	$9.42	$0.02
Weighted-average shares outstanding:
Basic	11,158	10,788	11,036	10,782
Diluted	11,950	10,912	11,688	10,936

Table 2
AVIAT NETWORKS, INC.
Fiscal Year 2021 Fourth Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	July 2, 2021	July 3, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$47,942	$41,618
Accounts receivable, net	48,135	44,661
Unbilled receivables	37,521	28,085
Inventories	23,436	13,997
Customer service inventories	1,431	1,234
Assets held for sale	2,218	—
Other current assets	9,556	10,355
Total current assets	170,239	139,950
Property, plant and equipment, net	11,701	16,911
Deferred income taxes	103,467	12,799
Right of use assets	3,816	3,474
Other assets	8,430	6,667
Total long-term assets	127,414	39,851
TOTAL ASSETS	$297,653	$179,801
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$32,405	$31,995
Accrued expenses	28,154	26,920
Short-term lease liabilities	769	1,445
Advance payments and unearned revenue	32,304	21,872
Short-term debt	—	9,000
Restructuring liabilities	2,737	2,738
Total current liabilities	96,369	93,970
Unearned revenue	8,592	8,142
Long-term lease liabilities	3,223	2,303
Other long-term liabilities	356	401
Reserve for uncertain tax positions	5,164	5,759
Deferred income taxes	614	545
Total liabilities	114,318	111,120
Commitments and contingencies
Equity:
Preferred stock	—	—
Common stock	112	108
Treasury stock	(787)	—
Additional paid-in-capital	818,939	814,283
Accumulated deficit	(620,602)	(730,741)
Accumulated other comprehensive loss	(14,327)	(14,969)
Total equity	183,335	68,681
TOTAL LIABILITIES AND EQUITY	$297,653	$179,801

AVIAT NETWORKS, INC.
Fiscal Year 2021 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of gross margin, research and development expenses, selling and administrative expenses, operating income, provision for or benefit from income taxes, net income, net income per share, and adjusted income before interest, tax, depreciation and amortization (Adjusted EBITDA), adjusted to exclude certain costs, charges, gains and losses, as set forth below. We believe that these non-GAAP financial measures, when considered together with the GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. We also believe these non-GAAP measures enhance the ability of investors to analyze trends in our business and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Reconciliations of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follow.

Table 3
AVIAT NETWORKS, INC.
Fiscal Year 2021 Fourth Quarter Summary
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (1)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Year Ended
	July 2, 2021	% of Revenue	July 3, 2020	% of Revenue	July 2, 2021	% of Revenue	July 3, 2020	% of Revenue
	(In thousands, except percentages and per share amounts)
GAAP gross margin	$25,879	36.1%	$21,860	34.9%	$102,615	37.3%	$84,696	35.5%
Share-based compensation	93		33		372		182
Non-GAAP gross margin	25,972	36.2%	21,893	34.9%	102,987	37.5%	84,878	35.6%

GAAP research and development expenses	$6,269	8.7%	$4,215	6.7%	$21,810	7.9%	$19,284	8.1%
Share-based compensation	(71)		(20)		(250)		(112)
Non-GAAP research and development expenses	6,198	8.6%	4,195	6.7%	21,560	7.8%	19,172	8.0%

GAAP selling and administrative expenses	$14,769	20.6%	$13,651	21.8%	$56,324	20.5%	$57,985	24.3%
Share-based compensation	(603)		(318)		(2,299)		(1,392)
Non-GAAP selling and administrative expenses	14,166	19.8%	13,333	21.3%	54,025	19.7%	56,593	23.7%

GAAP operating income	$3,732	5.2%	$2,120	3.4%	$22,210	8.1%	$3,378	1.4%
Share-based compensation	767		371		2,921		1,686
Restructuring charges	1,109		1,874		2,271		4,049
Non-GAAP operating income	5,608	7.8%	4,365	7.0%	27,402	10.0%	9,113	3.8%

GAAP income tax provision (benefit)	$930	1.3%	$1,013	1.6%	$(87,699)	(31.9)%	$3,452	1.4%
Adjustment to reflect pro forma tax rate	(630)		(713)		88,899		(2,252)
Non-GAAP income tax provision	300	0.4%	300	0.5%	1,200	0.4%	1,200	0.5%

GAAP net income	$2,831	3.9%	$1,143	1.8%	$110,139	40.1%	$257	0.1%
Share-based compensation	767		371		2,921		1,686
Restructuring charges	1,109		1,874		2,271		4,049
Adjustment to reflect pro forma tax rate	630		713		(88,899)		2,252
Non-GAAP net income	$5,337	7.4%	$4,101	6.5%	$26,432	9.6%	$8,244	3.5%

	Three Months Ended				Year Ended
	July 2, 2021	% of Revenue	July 3, 2020	% of Revenue	July 2, 2021	% of Revenue	July 3, 2020	% of Revenue
	(In thousands, except percentages and per share amounts)
Net income per share:
GAAP	$0.24		$0.10		$9.42		$0.02
Non-GAAP	$0.45		$0.38		$2.26		$0.75

Shares used in computing net income per share
GAAP	11,950		10,912		11,688		10,936
Non-GAAP	11,950		10,912		11,688		10,936

Adjusted EBITDA:
GAAP net income	$2,831	3.9%	$1,143	1.8%	$110,139	40.1%	$257	0.1%
Depreciation and amortization of property, plant and equipment	1,367		1,161		5,383		4,387
Interest income, net	(29)		(36)		(230)		(331)
Share-based compensation	767		371		2,921		1,686
Restructuring charges	1,109		1,874		2,271		4,049
Provision for (benefit from) income taxes	930		1,013		(87,699)		3,452
Adjusted EBITDA	$6,975	9.7%	$5,526	8.8%	$32,785	11.9%	$13,500	5.7%
_____________________________________________________
(1)     The adjustments above reconcile our GAAP financial results to the non-GAAP financial measures used by us. Our non-GAAP net income excluded share-based compensation, and other non-recurring charges (recovery). Adjusted EBITDA was determined by excluding depreciation and amortization on property, plant and equipment, interest, provision for or benefit from income taxes, and non-GAAP pre-tax adjustments, as set forth above, from the GAAP net income. Aviat monitors the non-GAAP financial measures included above, and our management believes they are helpful to investors because they provide an additional tool to use in evaluating Aviat’s financial and business trends and operating results. In addition, Aviat’s management uses these non-GAAP measures to compare Aviat’s performance to that of prior periods for trend analysis and for budgeting and planning purposes. We believe that the presentation of these non-GAAP items provides meaningful supplemental information to investors, when viewed in conjunction with, and not in lieu of, our GAAP results. However, the non-GAAP financial measures have not been prepared under a comprehensive set of accounting rules or principles. Non-GAAP information should not be considered in isolation from, or as a substitute for, information prepared in accordance with GAAP. Moreover, there are material limitations associated with the use of non-GAAP financial measures.

The Company’s forward-looking Adjusted EBITDA excludes estimates for depreciation and amortization, share-based compensation expense, restructuring charges and provision for income taxes. The Company has not reconciled its expectations as to Adjusted EBITDA to its most directly comparable GAAP measure due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to share-based compensation expense and restructuring charges. The actual amount of the excluded stock-based compensation expense and restructuring charges will have a significant impact on the Company’s Adjusted EBITDA. Accordingly, a reconciliation of our forward-looking Adjusted EBITDA is not available without unreasonable effort.

Table 4
AVIAT NETWORKS, INC.
Fiscal Year 2021 Fourth Quarter Summary
SUPPLEMENTAL SCHEDULE OF REVENUE BY GEOGRAPHICAL AREA
(Unaudited)

	Three Months Ended		Year Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020
	(In thousands)
North America	$46,393	$38,220	$183,071	$151,709
International:
Africa and the Middle East	12,885	8,916	44,023	37,595
Europe and Russia	1,773	3,429	8,826	11,157
Latin America and Asia Pacific	10,635	12,087	38,991	38,181
	25,293	24,432	91,840	86,933
Total revenue	$71,686	$62,652	$274,911	$238,642